Exhibit 2.2


          AGREEMENT FOR NASDAQ-100(R) INDEX-RELATED DERIVATIVE PRODUCTS

   THIS AGREEMENT, is made by and between The Nasdaq Stock Market, Inc. ("Nasdaq"), a Delaware corporation which is a subsidiary of the National Association of Securities Dealers, Inc. ("NASD") (NASD with its subsidiaries are collectively referred to as the "Corporations"), whose principal offices are located at 1735 K Street, N.W., Washington, D.C. 20006 and Van Kampen Funds Inc., on behalf of Derivative Products described herein ("Licensee"), whose principal offices are located at 1 Parkview Plaza, P.O. Box 5555, Oakbrook Terrace, IL 60181.

   WHEREAS, Nasdaq possesses certain rights in the NASDAQ-100(R)INDEX ("Index"); and

   WHEREAS, Nasdaq possesses certain rights to Nasdaq(R), Nasdaq-100(R), and Nasdaq-100(R) Index as trade names, trademarks or service marks ("Marks"); and

   WHEREAS, Nasdaq determines the components of the Index, calculates, maintains, and disseminates the Index: and

   WHEREAS, Licensee desires to use and Nasdaq desires to license the right to use the Index as a basis of the unit investment trusts or other products described in Attachment II ("Derivative Products") to be traded, sponsored, marketed and distributed on a public basis by Licensee or its authorized affiliates and use the Marks solely in materials relating or referring to the Derivative Products; and

   WHEREAS, Licensee is legally authorized to sponsor and distribute such Derivative Products, and each Derivative Product will be sponsored and distributed as legally required under applicable law;

   NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, Licensee and Nasdaq, intending to be legally bound, agree as follows:

   SECTION 1. TERM AND LIFE OF AGREEMENT.

   Section 1.1. The Term of this Agreement for a particular Derivative Product is that stated for that Derivative Product in Attachment II. In the absence of a statement there, the Term for that Derivative Product is the period from the Effective Date stated in Attachment II (if none is stated, the date signed by Nasdaq) until the end of one year therefrom; thereafter, the Term of this Agreement shall renew for subsequent one year terms, unless either party gives Notice to the other at least 90 days before the end of the present Term, or otherwise terminates the Term of this Agreement as provided herein.

   Section 1.2. The Life of this Agreement for a particular Derivative Product is that stated for that Derivative Product in Attachment II. In the absence of a statement there, the Life for that Derivative Product is until one year after the date of the expiration or cancellation of the last of that Derivative Product established under this Agreement.

   SECTION 2. SCOPE OF LICENSE.

   Nasdaq hereby grants Licensee a non-exclusive, nontransferable and non-sub-licensable (except as provided herein) license to use the Index as a basis of the Derivative Products which are established by Licensee during the Term of this Agreement. Nasdaq further grants Licensee the right to use the Marks solely in materials referring or relating to the Derivative Products during the Life of this Agreement. No license is granted to use the Index or Marks for any other use, including as part of a news service or for collateral products, without the Consent of Nasdaq. During the Life of this Agreement, no further Consent of Nasdaq need be obtained for use of the Index or Marks by any syndicator or underwriter of a Derivative Product offering, or for any secondary or other resale of that Derivative Product, provided such secondary or other resale, syndication, or underwriting is legal under applicable law.

   SECTION 3. FEES.

   Licensee shall pay Nasdaq the fees specified in Attachment II ("Fees"), in immediately available United States funds. Where there are Annual Fees, such are due as of the effective date of this Agreement, or by the beginning date of any subsequent Term. Fees established as due by a particular date, are due by that date. All other Fees are due within 30 days of the date established for the production of the report or date of the invoice upon which the Fee is based. Any amount not paid within 30 days after its due date is subject to interest at the rate of 1-1/2% per month (or the highest rate permitted by law) until paid, plus costs of collection, including reasonable outside attorneys' fees. Licensee shall also assume full and complete responsibility for the payment of any taxes, charges or assessments imposed on Licensee, any sub-licensee, or the Corporations by any foreign or domestic national, state, provincial, local or other government bodies or subdivisions thereof, and any penalties or interest, (other than personal property or income taxes imposed on Nasdaq) relating to this Agreement. In addition, if Licensee is required by applicable law to deduct or withhold any such tax, charge or assessment from the amounts due Nasdaq, then such amounts due shall be increased so that the net amount actually received by Nasdaq after the deduction or withholding of any such tax, charge or assessment, will equal one hundred percent (100%) of the charges specified.

   SECTION 4. AUDIT RIGHTS.

   During the Life of this Agreement, Nasdaq shall have the right, with reasonable Notice to Licensee, during normal business hours, to audit on a Confidential basis, any relevant books and records of Licensee or its sub-licensees to ensure that the type and amount of Fees calculated or stated to be payable to Nasdaq are complete and accurate. Licensee shall bear the costs of such audit (including reasonable in-house and outside accountant and attorneys' fees, if incurred) if Nasdaq reasonably concludes that Licensee (together with its sub-licensees) has not paid, calculated, and/or reported Fees of more than five percent of that due Nasdaq under this Agreement.

   SECTION 5. REVIEW OF MATERIALS.

   Section 5.1. Licensee shall submit to Nasdaq for review a copy of any material submitted to any regulatory body or governmental agency, which is required in order to obtain approval for the Issuance or resale of any Derivative Product. To the extent practicable, such materials or a copy of the then best draft shall be given to Nasdaq at least 3 business days before their submittal to the body or agency (but in any event, a copy of the final document shall be sent by Notice to Nasdaq no later than 3 business days after submittal to the agency or body).

   Section 5.2. Licensee shall give Nasdaq a copy, within 3 business days of receipt, of any notice, correspondence, process, or other material received from any regulatory body, governmental agency, or any court, during or after the approval process which indicates that any Derivative Product is or might be in violation of, or otherwise not subject to approval because of, any law, or any rule, regulation, or order of any applicable body or agency.

   Section 5.3. For Derivative Product offerings which may be sold to the public, Licensee shall provide Nasdaq with a copy of any informational or promotional materials referring or relating to such offering, including, any prospectus, offering memorandum, registration statement, circular, advertisement, or brochure at least 3 business days prior to its initial dissemination to third parties. Licensee need not resupply a copy of any material which is substantially like material previously submitted to Nasdaq and is identical as it describes the Corporations or their operations, the markets operated by the Corporations, the Index or the Marks, or the authorization, review, or endorsement of the Corporations of the Derivative Product. For all other Derivative Products, Licensee shall provide a description of such product to Nasdaq within 3 business days of the initial Issue of such product, and upon reasonable request, provide Nasdaq, on a Confidential basis, a copy of any materials or agreements related to such product.

   Section 5.4. If Nasdaq reasonably objects by Notice or fax transmission to Licensee to any material solely on the basis of its description of the Corporations or their operations, the markets operated by the Corporations, the Index or the Marks or the authorization, review, or endorsement of the Corporations of the Derivative Product, Licensee shall alter or withdraw such material to Nasdaq's satisfaction within 30 days of receipt of Nasdaq objection. If Licensee refuses to so alter or withdraw, Nasdaq may terminate the Term of this License with regard to that Derivative Product, upon 30 days Notice to Licensee, with an opportunity to cure within that period.

   SECTION 6. PROTECTION OF MARKS.

   Nasdaq will use reasonable efforts to maintain and protect the value of its Index and Marks. However, nothing shall obligate Nasdaq to undertake an action or settlement, or refrain from an action or settlement with respect to any particular potential, threatened, or actual infringement of its Index or Marks. Licensee, at Nasdaq's sole cost and expense, shall cooperate with Nasdaq in maintenance, registrations, and policing of Nasdaq's rights in the Index and the Marks. Such cooperation is not a waiver of nor shall it require to violate its attorney/client, work product, or other privilege.

   SECTION 7. CALCULATION OF INDEX.

   Section 7.1. Licensee agrees that the Index is a product of the selection, coordination, arrangement, and editing of Nasdaq and that such efforts involve the considerable expenditure by Nasdaq of time, effort, and judgment. As between the parties, Licensee recognizes that Nasdaq is the rightful licensor of the Index and the Marks. No license is granted to Licensee to calculate the Index. While Nasdaq will use reasonable efforts based on sources deemed reliable in calculating the Index, NASDAQ DOES NOT GUARANTEE THE ACCURACY OR COMPLETENESS OF THE INDEX OR OF THE DATA USED TO CALCULATE THE INDEX OR DETERMINE THE INDEX COMPONENTS, OR THE UNINTERRUPTED OR UN-DELAYED CALCULATION OR DISSEMINATION OF THE INDEX. NASDAQ DOES NOT GUARANTEE THAT THE INDEX ACCURATELY REFLECTS PAST, PRESENT, OR FUTURE MARKET PERFORMANCE. NASDAQ IS NOT RESPONSIBLE FOR ANY MANIPULATION OR ATTEMPTED MANIPULATION OF THE INDEX BY MEMBERS OF THE NASD. Nasdaq is free to pick and alter the components and method of calculation of the Index without Consent of Licensee.

   Section 7.2. Nasdaq shall give Licensee 90 days Notice of the cessation of public calculation or dissemination of the Index. However, Nasdaq shall either continue to provide Licensee with a calculation of the Index for the Life of this Agreement, or, on a Confidential basis, provide Licensee with the then applicable method of calculation of the Index. Licensee may terminate the Term of this Agreement on the date Noticed by Nasdaq for the cessation or dissemination of the Index, and Nasdaq shall refund Licensee a portion of the pre-paid Fees for that Term calculated according to Section 11.1.

   SECTION 8. MARKING OF LICENSEE'S USE.

   Section 8.1. In any prospectus, offering memorandum, contract, or in some other conspicuous written manner, for each Derivative Product to each third party involved in such Issuance, Licensee shall insure that substantially the following language appears (in conspicuous type, such as at least 11 point type and the second paragraph in bold) so as to be enforceable under applicable local law(s):

   The Product(s) is not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc.(including its affiliates) (Nasdaq, with its affiliates, are referred to as the Corporations). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s). The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to Van Kampen Funds Inc. (Licensee) is in the licensing of the Nasdaq-100(R), Nasdaq-100 Index(R) and Nasdaq(R) trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s). Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

   THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN.

   THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

   Section 8.2. In all other materials relating or referring to a Derivative Product, Licensee shall include at least this much of the above language, or similar formulation:

   The Nasdaq-100(R), Nasdaq-100 Index(R), and Nasdaq(R) are trade or service marks of The Nasdaq Stock MaRket, Inc. (which with its affiliates are the Corporations) and are licensed for use by Van Kampen Funds Inc. The product(s) have not been passed on by the Corporations as to their legality or suitability. The product(s) are not issued, endorsed, sold, or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE PRODUCT(S).

   SECTION 9. SUB-LICENSEES.

   Licensee may sub-license the use of the Index by the subsidiaries or affiliates listed in Attachment I. Licensee may, by Notice to Nasdaq, request permission to sub-license other subsidiaries or affiliates under Licensee's control. Nasdaq will not unreasonably refuse its Consent to such a request. Licensee may also request Nasdaq's prior Consent to sub-license an entity which is a necessary participant in a Derivative Product (e.g., a corporation Issuing a corporate bond with the Licensee as underwriter and utilizing the Index as a pricing component). Nasdaq, in its sole discretion, may Consent to such sublicense. The present list of sub-licensable entities is listed in Attachment
I. However, Licensee shall assume all responsibility for and will hold harmless and indemnify the Corporations against any action or inaction by a sub-licensee as if such action or inaction were that of the Licensee. In order to sub-license any entity, Licensee must have obtained an agreement with the sub-licensee, which is enforceable under applicable local law and contains the provisions set forth in Attachment III, modified solely to make them enforceable under applicable local law(s). Licensee may not waive any provision of the sub-license or of this Agreement without Consent of Nasdaq.

   SECTION 10. LIMITED WARRANTY.

   Nasdaq warrants that it will calculate the Index in accordance with its then applicable method for calculation of the Index. LICENSEE'S SOLE REMEDY IN EVENT OF A FAILURE OF THIS WARRANTY IS TO HAVE NASDAQ RECALCULATE THE INDEX FOR THE AFFECTED TIMES ACCORDING TO NASDAQ'S APPLICABLE METHOD FOR CALCULATION OF THE INDEX AT THE AFFECTED TIME(S). IN THE EVENT THAT NASDAQ IS UNABLE OR UNWILLING TO RECALCULATE THE INDEX FOR AN AFFECTED PERIOD OF OVER SEVEN CONSECUTIVE BUSINESS DAYS, NASDAQ WILL REFUND TO THE LICENSEE THE PORTION OF FEES CALCULATED IN SECTION 11.1. THE CORPORATIONS DO NOT REPRESENT OR WARRANT THAT THE INDEX OR THE MEANS BY WHICH NASDAQ CALCULATES THE INDEX IS FREE OF DEFECTS. THE CORPORATIONS DO NOT REPRESENT OR WARRANT THE TIMELINESS, SEQUENCE, ACCURACY OR COMPLETENESS OF THE CALCULATION OF THE INDEX, OR THAT THE INDEX WILL MEET LICENSEE'S REQUIREMENTS. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL CONDITIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED CONDITIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, ANY IMPLIED WARRANTY ARISING FROM TRADE USAGE, COURSE OF DEALING, OR COURSE OF PERFORMANCE, AND OF ANY OTHER WARRANTY OR OBLIGATION ON THE PART OF THE CORPORATIONS.

   SECTION 11. REFUNDS.

   Where this Section is cross-referenced, the portion of Fees refunded will be calculated as follows. If an applicable Fee was paid for the right to Issue a Derivative Product during a period of time, then the amount of the Fee to be refunded shall be the amount of the Fee times the number of days in which the affected Derivative Product(s) were permitted under this Agreement to be Issued, divided by the total number of days in the period. If a Fee was paid which related to issuance of an entire Derivative Product, then the amount of the Fee to be refunded shall be the amount of the Fee actually paid which related to that portion of that Derivative Product that was affected.

   SECTION 12. INDEMNIFICATION.

   Section 12.1. Nasdaq has registered the Marks in the United States and certain other countries. In the United States Nasdaq warrants and represents that it has the right to grant the rights to use the Index and Marks specified in this Agreement and that the license shall not infringe the title or any patent, copyright, trade secret, trademark, service mark, or other proprietary ("Intellectual Property") right of any third party. Nasdaq will as its sole and entire liability and obligation to Licensee (and any third party or sub-licensee): defend, indemnify, and hold harmless (Indemnify) Licensee (including its and its sub-licensee's officers, directors, employees, and agents) against any and all claims, demands, actions, suits, or proceedings (Disputes) asserting that the Index or any Mark infringes any Intellectual Property right of any third party and Nasdaq will pay the third party the total amount of any award, judgment, or settlement (including all damages however designated) awarded to such third party resulting from the Dispute to the extent caused by failure of Nasdaq's warranty.

   Section 12.2. Licensee agrees to Indemnify Corporations (including its and their officers, directors, employees, and agents) from any and all Disputes as the result of Licensee (including any sub-licensee) failure to fulfill its obligations under this Agreement, any Licensee (including any sub-licensee) use of the Index or any Mark that is not expressly permitted by this Agreement, claims relating to or arising from a Derivative Product, or any other matter relating or arising out of this Agreement except to the extent directly caused by actions of the Corporations and will pay the third party the total amount of any award, judgment or settlement (including all damages however designated) awarded such third party resulting from such Dispute except to the extent directly caused by actions of the Corporations.

   Section 12.3. The right to be Indemnified shall apply to a dispute only if:

     (a) the party seeking indemnification promptly, and within no more than ten (10) business days of its receipt of notice of such Dispute, gives Notice to the other party of the Dispute;

     (b) the party seeking to be Indemnified cooperates fully with the other in the defense thereof (such cooperation does not require and is without waiver by either party of attorney/client, work product, or other privilege);

     (c) the Indemnifying party has sole control of the defense and all related settlement negotiations.

   Section 12.4. In the event of a Dispute involving infringement or if in Nasdaq's opinion such a Dispute is likely to occur, or if the use of the Index or Mark is enjoined, Nasdaq may, at its sole option and expense, procure for Licensee the right to continue using the Index or Mark, replace or modify the Index or Mark to become non-infringing, or terminate the Term of the Agreement (with a refund of Fees for that Term calculated in Section 11.1.

   SECTION 13. LIMITATION OF LIABILITY.

   EXCEPT FOR LIABILITY RESULTING FROM THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE CORPORATIONS AND EXCEPT TO THE EXTENT STATED IN SECTIONS 12, OR 16, THE TOTAL AMOUNT OF THE CORPORATIONS' LIABILITY FOR CLAIMS OR LOSSES BASED UPON, ARISING OUT OF, RESULTING FROM OR IN ANY WAY CONNECTED WITH THE PERFORMANCE OR BREACH OF THIS AGREEMENT, WHETHER BASED UPON CONTRACT, TORT, WARRANTY, OR OTHERWISE, SMALL IN NO CASE EXCEED THE GREATER OF ONE YEAR'S FEES UNDER THE AGREEMENT OR $20,000. THE ESSENTIAL PURPOSE OF THIS PROVISION IS TO LIMIT THE CORPORATIONS' LIABILITY UNDER THIS AGREEMENT. BOTH PARTIES UNDERSTAND AND AGREE THAT THE TERMS OF THIS AGREEMENT REFLECT A NEGOTIATED AND REASONABLE ALLOCATION OF RISK AND LIMITATIONS GIVEN COMMERCIAL REALITIES OF THE TRANSACTION.

   SECTION 14. CONSEQUENTIAL DAMAGES.

   EXCEPT AS NOTED IN SECTION 12 AND EXCEPT FOR EACH OF SECTION 16, THE CORPORATIONS SHALL NOT BE LIABLE TO THE LICENSEE, ANY SUB-LICENSEE, OR ANY OTHER PERSON FOR ANY LOST PROFITS, ANTICIPATED PROFITS, LOSS BY REASON OF SHUTDOWN IN OPERATION OR INCREASED EXPENSES OF OPERATION, LOSS OF GOODWILL, FOR LOSS CAUSED IN SALE OF, PURCHASE OF, OR BY THE DERIVATIVE PRODUCT, CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, OR SPECIAL DAMAGES, EVEN IF THE CORPORATIONS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

   SECTION 15. FORCE MAJEURE.

   Notwithstanding any other term or condition of this Agreement, neither Nasdaq nor Licensee shall be obligated to perform or observe its obligations undertaken in this Agreement (except for obligations to make payments hereunder) if prevented or hindered from doing so by any circumstances beyond its control, including, without limitation, acts of God, perils of the sea and air, fire, flood, drought, war, explosion, sabotage, terrorism, embargo, civil commotion, acts of any governmental body, supplier delays, communications, or power failure, equipment or software malfunction, and labor disputes.

   SECTION 16. CONFIDENTIALITY.

   Each party shall protect information declared by the other to be CONFIDENTIAL, or PROPRIETARY. In fulfilling its confidentiality obligations, each party shall use a reasonable standard of care at least the same standard of care which it uses to protect its own similar confidential or proprietary information. All confidential or proprietary information must be conspicuously marked PROPRIETARY or CONFIDENTIAL. Information revealed orally becomes subject to protection when related to marked written materials or when designated as PROPRIETARY or CONFIDENTIAL as long as the designation is confirmed in writing within 10 calendar days of the designation. Either party (including the Corporations) may disclose information to the extent demanded by a court, revealed to a government agency with regulatory jurisdiction over the party (including the Corporations), or in the party's regulatory responsibilities over its members, associated persons, issuers, or others under the Exchange Act of 1934, or similar applicable law. The obligation of non-disclosure shall not extend to: (1) information which is then already in the possession of the party (including the Corporations) while not under a duty of non-disclosure; (2) information which is generally known or revealed to the public or within the applicable industry; (3) information which is revealed to the party (including the Corporations) by a third parry--unless the party (including the Corporations) knows that such third party is under a duty of non-disclosure; or
(4) information which that party (including the Corporations) develops independently of the disclosure. Each copy, including its storage media, shall be marked with all notices which appear on the original. The obligation of non-disclosure shall survive for a period of three years from the date of disclosure,

   SECTION 17. NON-USE OF NASD NAME AND MARKS.

   Except as provided hereunder, Licensee shall not use the names National Association of Securities Dealers, Inc., The Nasdaq Stock Market, Inc., "NASD", or "Nasdaq", in any advertising or promotional media without the prior written consent of Nasdaq. Except as provided hereunder, Licensee shall not use any trademark, service mark, copyright, or patent of the Corporations, registered or unregistered, without written consent of Nasdaq.

   SECTION 18. SURVIVAL OF PROVISIONS.

   The terms of this Agreement shall apply to any rights that survive through the Life of this Agreement, the cancellation, termination, or rescission of this Agreement, namely-Confidentiality, Non-Use of NASD Name and Marks. Indemnification, and any warranties.

   SECTION 19. CANCELLATION.

   Section 19.1. Either party may elect, without prejudice to any other rights or remedies, to terminate the Term this Agreement, upon 30 days notice with an opportunity to cure within the stated period, if the other party has failed to perform any material obligation under this Agreement.

   Section 19.2. Either party may elect, without prejudice to any other rights or remedies, to terminate the Term of this Agreement without notice, if a petition in bankruptcy has been filed by or against the other party or the other party has made an assignment for the benefit of creditors, or a receiver has been appointed for the other party or any substantial portion of other party's property, or the other party's or its officers or directors takes action approving or makes an application for any of the above.

   Section 19.3. Licensee represents and warrants that at each time there is any Issuance of a Derivative Product, that it and each of its sub-licensees and involved entities shall have all applicable authority to Issue such Derivative Products and that each such Derivative Product is Issued strictly in accordance with all applicable legal requirements. Nasdaq may elect, without prejudice to any other rights or remedies, to terminate the Term of this Agreement with reasonable notice with an opportunity to cure within such period, if Nasdaq reasonably believes that any Derivative Product is illegal or has been illegally Issued, or if the Licensee or any sub-licensee or any involved entity does not have the power to Issue any of the Derivative Products which it has or is attempting to Issue.

   Section 19.4. Either party may elect, without prejudice to any other rights or remedies, to terminate the Term of this Agreement with 30 days Notice (or in the event of an emergency, with such Notice as is practicable), if either party's ability to perform its obligations under this Agreement is substantially impaired by any new statute, or new rule, regulation, order, opinion, judgment, or injunction of the Securities and Exchange Commission (SEC), a court, an arbitration panel, or governmental body or Self-Regulatory Organization with jurisdiction over the party.

   Section 19.5. Licensee acknowledges that NASD is registered with the SEC as a registered national securities association pursuant to Section 15A of the United States Securities and Exchange Act and that as such NASD has a statutory obligation to protect investors and the public interest, that Section 19(g)(1) of the Act mandates that NASD, as a self-regulatory organization, comply with the provisions of the Act, the rules and regulations thereunder, and its own rules. Accordingly, Licensee agrees that Nasdaq, as a subsidiary of NASD, when required to do so by NASD, may by written Notice to Licensee unilaterally limit or terminate the Term of this Agreement or Licensee's right to Issue certain Derivative Products. Licensee shall have available to it those procedural protections provided by the Act and applicable rules thereunder.

   SECTION 20. SUBSEQUENT PARTIES; LIMITED RELATIONSHIP.

   The Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective permitted successors, or assigns. Licensee shall not assign this Agreement (including by operation of law) without the written consent of Nasdaq. Nothing in the Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto (and any of the Corporations), or their respective permitted successors or assigns, any rights to remedies under or by reason of this Agreement; (b) constitute the parties hereto partners or participants in a joint venture; or (c) appoint one party the agent of the other.

   SECTION 21. ENTIRE AGREEMENT.

   This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations, communications, writings, and understandings.

   SECTION 22. GOVERNING LAW.

   This Agreement shall be deemed to have been made in the United States, District of Columbia and shall be construed and enforced in accordance with, and the validity and performance hereof shall be governed by, the laws of the District of Columbia, without reference to principles of conflicts of laws thereof. Licensee hereby consents to submit to the jurisdiction of the courts for or in the District of Columbia in connection with any action or proceeding instituted relating to this Agreement.

   SECTION 23. AUTHORIZATION.

   This Agreement shall not be binding upon a party unless executed by an authorized officer of that party. Licensee, Nasdaq, and the persons executing this Agreement represent that such persons are duly authorized by all necessary and appropriate corporate or other action to execute the Agreement on behalf of Nasdaq or Licensee.

   SECTION 24. HEADINGS.

   Section Headings are included for convenience only and are not to be used to construe or interpret this Attachment.

   SECTION 25. NOTICES.

   All notices, invoices, and other communications required to be given in writing under this Agreement shall be directed to the persons identified in subsections (a) and (b) below and shall be deemed to have been duly given upon actual receipt by the parties, or upon constructive receipt if sent by certified mail, return receipt requested (as of the date of signature or of first refusal of the return receipt), or by any other delivery method which obtains a signed delivery receipt, addressed to the person named below to the following addresses or to such other address as any party hereto shall hereafter specify by written notice to the other party or parties hereto:

(a)   if to Licensee:     Name:               Daniel Waldron
                          Title:              Vice President

                          Address:            1 Parkview Plaza
                                              P.O. Box 5555
                                              Oakbrook Terrace, IL  60181-5555
                          Telephone No.:      (630) 684-6411

   With, in the event of notices of Dispute or default, a required copy to:

                                              Van Kampen Funds Inc.
                                              1 Parkview Plaza
                                              P.O. Box 5555
                                              Oakbrook Terrace, IL  60181-5555
                                              Attn:  Office of General Counsel

(b)   if to Nasdaq:       Name:               John L. Jacobs
                          Title:              Vice President
                          Address:            The Nasdaq Stock Market, Inc.
                                              1735 K Street, N.W.
                                              Washington, D.C.  20006
                          Telephone No.:      (202) 496-2552

   With, in the event of notices of Dispute or default, a required copy to:

                                              The Nasdaq Stock Market, Inc.
                                              1735 K Street, N.W.
                                              Washington, D.C.  20006
                                              Attn:  Office of General Counsel-
                                                     Nasdaq Contracts Group

   SECTION 26. AMENDMENT, WAIVER, AND SEVERABILITY

   Except as otherwise provided herein, no provision of this Agreement may be amended, modified, or waived, unless by an instrument in writing executed by a duly authorized officer of the party against whom enforcement of such amendment, modification, or waiver is sought (Consent).

   Section 26.1. No failure on the part of Nasdaq or Licensee to exercise, no delay in exercising, and no course of dealing with respect to any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege under this Agreement.

   Section 26.2. If any of the provisions of this Agreement, or application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances other than those as to which they are held invalid or unenforceable, shall not be affected thereby and each such term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

   SECTION 27. COUNTERPARTS

   The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and such counterparts together shall constitute but one and the same instrument.

   SECTION 28. SCHEDULE OF ATTACHMENTS

   The following Attachments are referred to in this Agreement and are incorporated as if set forth in full herein. In the event of a conflict between the Attachments and this Agreement, the Attachments shall govern:

         Attachment I      --     Sub-licensees
         Attachment II     --     Definition of Derivative Products and Prices
         Attachment III    --     Nasdaq Index Sub-license Agreement


                     [THIS SPACE INTENTIONALLY LEFT BLANK.]


   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.


                    VAN KAMPEN FUNDS INC. (Licensee)

 By:

                    Name:____________________________________________________
                    Title:___________________________________________________
                                       Authorized Officer

                    Date:____________________________________________________


   Executed this ____ day of __________, 20__, for and on behalf of:


                    THE NASDAQ STOCK MARKET, INC. (NASDAQ)

 By:

                    Name:____________________________________________________
                    Title:___________________________________________________
                                       Authorized Officer



                                  ATTACHMENT I

   Permitted Sub-Licensees of Van Kampen Funds Inc.:

   N/A



                                  ATTACHMENT II

                  DEFINITION OF DERIVATIVE PRODUCTS AND PRICES

DESCRIPTION OF PRODUCT(S)

   Each Derivative Product(s) will be called The Nasdaq Strategic 100 Trust, as described in the attached brochure. Each Derivative Product will utilize a strategy based on a quantitative screening methodology to determine the stocks in the Derivative Product. Each of the Derivative Product(s) are intended to be in the primary offering period for 3 months. At this time the Licensee intends to offer a subsequent Derivative Product every 3 months.

   The sponsor intends to offer new series of these Derivative Products indefinitely.

FEES

   The Licensee agrees to pay Nasdaq, on behalf of all applicable Derivative Product(s), an aggregate amount equal to the greater of 4.0 basis points on average daily assets held in each Derivative Product or $10,000.00 per annum.


                                      III-3

                                 ATTACHMENT III

                       NASDAQ INDEX SUB-LICENSE AGREEMENT

   THIS AGREEMENT is made by and between ____________________ ("Licensee"), whose principal offices are located at ____________________ which is a Licensee of The Nasdaq Stock Market, Inc. ("Nasdaq"), a Delaware Corporation which is a subsidiary of the National Association of Securities Dealers, Inc. ("NASD") (NASD with its affiliates are collectively referred to as the Corporations), whose principal offices arc located at 1735 K Street, N.W., Washington, D.C. 20006 and ____________________ ("Sub-Licensee"), whose principal offices are located at ____________________.

   WHEREAS, Nasdaq possesses certain rights in the NASDAQ-100(R)INDEX ("Index"); and

   WHEREAS, Nasdaq possesses certain rights to Nasdaq(R), Nasdaq-100(R), and Nasdaq-100 Index(R) as trade nAmes, trademarks or service marks ("Marks"); and

   WHEREAS, Nasdaq determines the components of the Index, calculates, maintains, and disseminates the Index; and

   WHEREAS, Nasdaq and Licensee have previously entered into a separate agreement concerning use of the Index and Marks in relating to certain Derivative Products ("License Agreement"); and

   WHEREAS, Sub-Licensee is either: (1) an affiliate or subsidiary under the control of Licensee which desires to use the Index as a component of a pricing or settlement mechanism for the Derivative Products; or (2) a necessary participant in a Derivative Product (e.g., a corporation Issuing a corporate bond with the Licensee as underwriter and utilizing the Index as a pricing component) Issued by Licensee or an authorized Sub-Licensee affiliate or subsidiary under the control of Licensee; and

   WHEREAS, Licensee is legally authorized to shares of the fund, or issue, enter into, write, sell, purchase and/or renew (Issue, Issuing, or Issuance) such Derivative Products, and each Derivative Products will be Issued as legally required under applicable law;

   NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, Licensee and Nasdaq, intending to be legally bound, agree as follows:

   SECTION 1. SCOPE OF SUB-LICENSE

   Sub-Licensee hereby acknowledges that it has received, reviewed, and understands the License Agreement entered into between Licensee and Nasdaq relating to use of the Index and Marks. Except as noted herein, Sub-Licensee hereby agrees to obligate itself to all the terms, conditions, and obligations of the License Agreement as if Sub-Licensee were the Licensee. Sub-Licensee agrees that Nasdaq may exercise any rights against Sub-Licensee (including, for example, limitation of liability, indemnification, or audit rights) Nasdaq has against the Licensee to the same extent as if Sub-Licensee were directly contracting with Nasdaq. Sub-Licensee agrees it will not assert against Nasdaq any defense, claim, or right Sub-Licensee may have against Licensee, including those of set-off, abatement, counter-claim, contribution, or indemnification.

   SECTION 2. NO FURTHER SUB-LICENSE

   All references in the License Agreement to sub-licenses and sub-licensees, including any right of sub-licensee to grant further sub-licenses or to permit further sub-licensees are not applicable to this Sub-Licensee Agreement and are as if deleted from the License Agreement.

   SECTION 3. TERM

   The Term of this Sub-License Agreement automatically terminates, without Notice, if the Term of the License Agreement terminates for any reason.

   SECTION 4. GENERAL PROVISIONS

   Sections from 21 through and including Section 27 of the License Agreement, govern this Sub-License Agreement. All terms and definitions used in this Sub-License Agreement, unless otherwise indicated, have the same meanings and definitions as in the License Agreement. LICENSEE HAS NO AUTHORITY TO WAIVE, RENEGOTIATE, OR FORGIVE ANY PROVISION OF THE LICENSE AGREEMENT AS IT APPLIES TO SUB-LICENSEE.


   IN WITNESS WHEREOF, the parties hereto have Caused this Sub-License Agreement to be executed by their duly authorized officers.


                    ---------------------------------------------------------
                    (Licensee)

 By:

                    Name:____________________________________________________
                    Title:___________________________________________________
                                       Authorized Officer

                    Date:____________________________________________________



                    ---------------------------------------------------------
                    (Sub-Licensee)


 By:

                    Name:____________________________________________________
                    Title:___________________________________________________
                                       Authorized Officer

                    Date:____________________________________________________